Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

August 1, 2011 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on August 1, 2011, it was notified by Mr Matthew Emmens, Chairman of the Company, of the sale on July 29, 2011 of 30,000 Shire American Depositary Shares (“ADSs”).  The ADSs were sold on the NASDAQ at an average sale price of $104.1013 per ADS.  One ADS is equal to three Shire ordinary shares of 5p each (“Shares”).

Following the above transaction, Mr Emmens holds 92,874 Shares and 46,469 ADSs.  He also holds awards of Stock Appreciation Rights and Restricted Shares over 116,206 ADSs.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999

	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX